Exhibit 5.1

February 6, 2012

Petróleo Brasileiro S.A.— Petrobras

Avenida República do Chile, 65

20031-912 Rio de Janeiro—RJ

Brazil

Petrobras International Finance Company

Harbour Place

103 South Church Street, 4th Floor

P.O. Box 1034GT-BWI

George Town, Grand Cayman

Cayman Islands

Ladies and Gentlemen:

I am the General Counsel of Petróleo Brasileiro S.A.— Petrobras (“Petrobras”), a sociedade de economia mista organized under the laws of the Federative Republic of Brazil (“Brazil”). This opinion is being furnished to you in connection with the Amended and Restated Guaranty for the 2021 Notes dated as of February 6, 2012 (the “Amended and Restated Guaranty for the 2021 Notes”), the Amended and Restated Guaranty for the 2041 Notes dated as of February 6, 2012 (the “Amended and Restated Guaranty for the 2041 Notes”), the Guaranty for the 2015 Notes dated as of February 6, 2012 (the “Guaranty for the 2015 Notes”) and the Guaranty for the 2017 Notes dated as of February 6, 2012 (the “Guaranty for the 2017 Notes” and, together with the Amended and Restated Guaranty for the 2021 Notes, the Amended and Restated Guaranty for the 2041 Notes and the Guaranty for the 2015 Notes, the “Guaranties”), by and among Petrobras, as the Guarantor, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the Indenture (the “Original Indenture”) dated as of December 15, 2006, by and between Petrobras’ wholly-owned subsidiary, Petrobras International Finance Company (“PifCo”), and the Trustee. The Amended and Restated Guaranty for the 2021 Notes relates to the U.S.$2,750,000,000 5.375% Global Notes due 2021 (the “2021 Notes”), representing a reopening of PifCo’s 5.375% Global Notes due 2021 issued on January 27, 2011, to be issued by PifCo, under the Amended and Restated Sixth Supplemental Indenture, dated as of February 6, 2012, by and among PifCo, the Trustee and Petrobras (the “Amended and Restated Sixth Supplemental Indenture”). The Amended and Restated Guaranty for the 2041 Notes relates to the U.S.$1,250,000,000 6.750% Global Notes due 2041 (the “2041 Notes”), representing a reopening of PifCo’s 6.750% Global Notes due 2041 issued on January 27, 2011, to be issued by PifCo, under the Amended and Restated Seventh Supplemental Indenture, dated as of February 6, 2012, by and among PifCo, the Trustee and Petrobras (the “Amended and Restated Seventh Supplemental Indenture”). The Guaranty

for the 2015 Notes relates to the U.S.$1,250,000,000 2.875% Global Notes due 2015 (the “2015 Notes”), to be issued by PifCo, under the Eleventh Supplemental Indenture, dated as of February 6, 2012, by and among PifCo, the Trustee and Petrobras (the “Eleventh Supplemental Indenture”). The Guaranty for the 2017 Notes relates to the U.S.$1,750,000,000 3.500% Global Notes due 2017 (the “2017 Notes” and, together with the 2021 Notes, the 2041 Notes and the 2015 Notes, the “Notes”), to be issued by PifCo, under the Twelfth Supplemental Indenture, dated as of February 6, 2012, by and among PifCo, the Trustee and Petrobras (the “Twelfth Supplemental Indenture,” and the Original Indenture, as supplemented by the Amended and Restated Sixth Supplemental Indenture, the Amended and Restated Seventh Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, as applicable, the “Indenture” and together with the Guaranties, the “Transaction Documents”).

For the purpose of rendering this opinion, I have examined the execution copies or copies certified to my satisfaction of the following documents:

(i)	the Original Indenture;

(ii)	a form of the Amended and Restated Sixth Supplemental Indenture;

(iii)	a form of the Amended and Restated Seventh Supplemental Indenture;

(iv)	a form of the Eleventh Supplemental Indenture;

(v)	a form of the Twelfth Supplemental Indenture;

(vi)	a form of the Amended and Restated Guaranty for the 2021 Notes;

(vii)	a form of the Amended and Restated Guaranty for the 2041 Notes;

(viii)	a form of the Guaranty for the 2015 Notes;

(ix)	a form of the Guaranty for the 2017 Notes;

(x)	the Estatuto Social of Petrobras;

(xi)	resolutions of the board of directors and board of executive officers of Petrobras authorizing the signing of each Transaction Document to which Petrobras is a party;

(xii)	a Secretary’s Certificate of Petrobras;

(xiii)	an Officer’s Certificate of Petrobras; and

(xiv)	such other documents, records and matters of law as I have deemed necessary.

In rendering the foregoing opinions, I have assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.

Based on the foregoing and subject to the qualifications and limitations hereinafter specified, I am of the opinion that:

(i)	Petrobras has been duly incorporated and is validly existing as a corporation (sociedade de economia mista) under the laws of Brazil.

(ii)	Petrobras has all power and authority to enter into and perform its obligations under the Guaranties.

(iii)	The execution, delivery and performance of the Guaranties have been duly authorized by the board of executive officers of Petrobras.

I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the laws of Brazil.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement, and in any prospectus supplements related thereto, under the heading “Legal Matters” as counsel who has passed on certain matters of Brazilian law relating to the Notes, the Indenture and the Guaranties, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nilton Antonio de Almeida Maia
Nilton Antonio de Almeida Maia
General Counsel of Petróleo
Brasileiro S.A.— Petrobras

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